Exhibit 99.1

FEI COMPANY ANNOUNCES PROPOSED

$150 MILLION ZERO COUPON CONVERTIBLE SUBORDINATED NOTES

OFFERING AND SIMULTANEOUS CONVERTIBLE NOTE HEDGE

AND WARRANT TRANSACTIONS

HILLSBORO, OREGON, June 9, 2003 — FEI Company (Nasdaq: FEIC) announced today that it intends to offer, subject to market and other conditions, $150 million aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due June 2023, First Putable June 2008, through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Act.  Final terms of the notes are to be determined by negotiations between the company and the initial purchasers of the notes.

FEI expects to grant the initial purchasers a 13-day option to purchase up to an additional $50 million principal amount of notes.

The company intends to use a portion of the net proceeds for the net cost of convertible note hedge and warrant transactions with respect to FEI’s common stock, which is expected to reduce the potential dilution from conversion of the notes.  These transactions are expected to be entered into with an affiliate of one of the initial purchasers and, in connection with the transactions, it is anticipated that such affiliate will take positions in FEI’s common stock in secondary market transactions and/or enter into various derivative transactions either before or after the pricing of the notes.

The company intends to use the remaining balance of the net proceeds from the offering for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies and the repurchase, redemption or repayment of other existing indebtedness.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.